UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2015

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Commerce Drive, Loveland, Ohio 45140

(Address of principal executive offices) (zip code)

513-360-4704

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
Registrant.
Item 3.02	Unregistered Sales of Equity Securities

On June 17, 2015, Workhorse Group Inc. (the “Company”) issued a Promissory Note (the “Note”) to JMJ Financial (“JMJ”) in the principal amount of $100,000. JMJ has the ability to fund up to $400,000. On June 17, 2015, JMJ funded an initial tranche of $100,000 pursuant to the terms thereof.   The principal sum of the Note carries a $40,000 original issue discount (“OID”), which is prorated on the full $400,000 based on the consideration paid by JMJ.  In its sole discretion JMJ may, but is not obligated to, pay additional consideration to us through additional tranches of funding up to the amount of the Note.  The maturity date of each tranche funded under the Note is two years from the date of each payment by JMJ. The principal amount of the Note due JMJ is prorated based upon the consideration actually paid to us, plus a 10% OID, and we are only obligated to repay the amount of the funded Note, together with interest and fees.  The Note may be prepaid by us at any time on or before 90 days from the date of issue interest free.  After the initial 90 day period the Note bears a  one-time interest charge of 12% applied to the principal sum.  We are not permitted to prepay the Note after the expiration of the initial 90 day period.  The Note contains default events which, if triggered and not timely cured (if curable), will result in a default interest rate of 18% per annum and a default payment.

All principal and accrued interest on the Note is convertible into shares of the Company’s common stock at the election of JMJ at any time at a conversion price of the lesser of $0.30 or 60% of the lowest trade price in the 25 trading days prior to conversion. Failure of the Company to deliver shares to JMJ via DWAC upon conversion shall result in an additional 10% discount to the conversion price; and, if the shares are ineligible for deposit into the DTC system, an additional 5% discount to the conversion price shall apply. Unless agreed to in writing by both parties, JMJ may not convert any amount of the Note into common stock that would result in it owning more than 4.99% of our outstanding common stock.

The Company agreed to include the shares of common stock underlying the Note in the next registration statement we may file with the SEC.  If the Company does not include such shares of common stock underlying the Note in the next registration statement, liquidated damages in an amount which is the greater of 25% of the outstanding principal balance of the Note or $25,000 are payable to JMJ.

So long as the Note is outstanding, if the Company should issue any security with terms more favorable to the holder that the Note, or with a term not similarly provided to JMJ in this Note, the Company is obligated to notify JMJ and, at JMJ’s option, it may become a part of the successive transaction.

The sale of the Note was completed on June 17, 2015. As of the date hereof, the Company is obligated on $100,000 in face amount of Note issued to JMJ. The Note is a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.

The Note was offered and sold to the investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 (the “Securities Act”) and/or Rule 506 promulgated under the Securities Act. JMJ is an accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2015, Marshall S. Cogan submitted his resignation as a director of the Board of Directors (the “Board”) of the Company effective immediately. Prior to his resignation, Mr. Cogan served as Chairman of the Board. Effective as of his resignation, Mr. Cogan is no longer a member of the Board nor does he serve as Chairman. Mr. Cogan did not serve on any committees to the Board.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

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Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

4.1	Promissory Note Issued to JMJ Financial

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

By:	/s/ Stephen Burns
Name: Stephen Burns Title: CEO

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